                                                         Exhibit No. EX-99.17(c)

                                 CODE OF ETHICS

                      Lincoln Financial Distributors, Inc.

CREDO

It is the duty of all Lincoln Financial Distributors, Inc., employees, officers, and directors to conduct themselves with integrity and at all times to place the interests of shareholders  and clients first. In the interest of this Credo, all personal securities  transactions will be conducted  consistent with the Code of
Ethics  and in such a manner as to avoid any  actual or  potential  conflict  of interest or any abuse of an individual's  position of trust and  responsibility.
The  fundamental  standard  of this Code is that  personnel  should not take any inappropriate advantage of their position.

                              Prohibited Activities

The following restrictions apply to Lincoln Financial Distributors, Inc. ("LFD")
employees, officers and directors:

o    No individual shall engage in any act, practice or course of conduct, which would violate the provisions of Rule 17j-1.

     o    Insider Trading

     Insider trading is a prohibited  practice of trading in securities based on material non-public information. Officers, directors, registered principals and  registered  representatives  of LFD and  any  associated  persons  are
     prohibited  from  trading,   either  personally  or  on  behalf  of  others
     (including family) on material non-public information or from communicating material  non-public  information  to others.  These  individuals  are also prohibited from giving advice based on inside information.

     o    Use of Unapproved Advertisements and Sales Materials

     All  advertisements  and all sales  materials  which will be used with more than one  prospect or client must be approved by  Compliance  prior to use.
     Failure  to  submit  an  advertisement  or sale  material  may  subject  an individual to sanctions including a fine, suspension or termination.

     o    Mutual Fund Late Trading and Market Timing Abuses

          o    Late  trading is illegal  under SEC Rules  because  late  trading would permit a purchase or redemption  order  received after 4:00
               p.m. to receive the share price  calculated  as of 4:00 p.m. that same day.

          o    Market timing  trades,  while not illegal,  harm fund  investors;
               therefore,  market timing is strongly discouraged.  If a fund has rules restricting market timing, those rules must be followed and will be strictly enforced by LFD.

          o    LFD  employees,   officers  and  directors  are  prohibited  from
               engaging in selective sharing or disclosure of portfolio holdings information.

          o    LFD employees,  officers and directors are prohibited  from using fund  information  for their own personal gain or for any clients of the firm.

          o    LFD employees and officers are required to notify LFD  Compliance
               Department  of any  mutual  fund  accounts  in which  they have a financial  interest  or  exercise  discretionary  authority  that include any of the Delaware Funds or the Optimum Funds.

          o    LFD  employees  and  officers  are  required  to have mutual fund accounts  that include any of the  Delaware  Funds or the Optimum
               Funds held in-house with Delaware Investments, Inc.

          o    All mutual funds with  Delaware  Investments,  Inc.  that are now subject to the Code of Ethics  will be  required to be held for a minimum of sixty (60) days  before  selling the fund at a profit.
               Closing positions at a loss is not prohibited.

o    No registered  representative can participate in, or conduct business in, a number of  activities  that are  identified  below.  The  prohibitions  are necessary in order to protect the investing public.

     o    Selling Away

          A registered  representative  must obtain  written  approval  from LFD
          Compliance   prior  to   participating   in  any  private   securities
          transaction.  A  private  securities  transaction  is  any  securities transaction that is executed outside, or away from LFD. The definition includes  money-raising  activities,  offerings  involving  a  limited number of  purchases  or sales,  issuing  promissory  notes,  and some multi-level marketing programs.

     o    Purchase of Initial Public Offerings or Hot Issues

          An initial public  offering  (IPO) is a new  securities  issue that is publicly traded at a premium above the initial offering price.  When a new issue  sells at an  increase in the  secondary  market,  then that issue would be  considered  a "hot  issue".  This rule  applies to all associated  persons and their  immediate  family  members with limited exceptions.

     o    Engage In Prohibited Sales and Marketing Practices

          Certain sales practices are specifically prohibited by various Federal and State laws,  including the NAIC Model Unfair Trade  Practices Act, which has been adopted by many states.  Among the sale  practices that registered representatives and employees should not engage in include:

          o    Arranging For credit
          o    Bashing
          o    Business Valuation
          o    Churning
          o    Deceptive Practices
          o    Fraud
          o    High Pressure Tactics
          o    Rebating
          o    Unfair Trade Practices
          o    Twisting

          A  comprehensive  list of policies and  procedures are included in the
          LFD Compliance Manual.

                                Required Reports

The following  reports are required to be made by all LFD's associated  persons.
Associated persons include any officers,  directors,  partners,  or non-clerical employees of LFD.

o    Disclose  brokerage  relationship  at employment and at the time of opening any new accounts

o    Direct  their  brokers  to supply  to LFD  Compliance,  on a timely  basis, duplicate  copies of all  confirmations  and  statements for all securities accounts

o    Annually certify that they have read and complied with this Code of Ethics.